Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT DELIVERS ON GUIDANCE FOR FOURTH QUARTER OF FISCAL 2010
Core Gross Margin Exceeds 60 Percent, Core Operating Margin is 18.5 Percent
     NEWPORT BEACH, Calif., Oct. 28, 2010 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that financial results for the fourth quarter of fiscal 2010 met or exceeded guidance provided at the beginning of the quarter. The company also said it delivered core gross margin of 60.7 percent of revenues and core operating margin of 18.5 percent of revenues.
Fourth Fiscal Quarter Financial Results
     Conexant presents financial results based on Generally Accepted Accounting Principles (GAAP) as well as select non-GAAP financial measures intended to reflect its core results of operations. The company believes these core financial measures provide investors with additional insight into its underlying operating results. Core financial measures exclude certain non-cash and other non-core items as fully described in the GAAP to non-GAAP reconciliation in the accompanying financial data.
     For the fourth quarter of fiscal 2010, Conexant core revenues were $56.3 million. Core gross margins were 60.7 percent of revenues. Core operating expenses were $23.8 million. Core operating income was $10.4 million, and core net income was $4.4 million, or $0.05 per diluted share, based on an average of 82 million shares outstanding during the quarter.
     On a GAAP basis, net revenues for the fourth quarter of fiscal 2010 were $56.3 million. GAAP gross margins were 60.5 percent of revenues. GAAP operating expenses were $25.6 million. GAAP net income including discontinued operations was $8.5 million, or $0.10 per diluted share.
     The company ended the quarter with $74.5 million in cash and short-term investments, compared to $69.1 million in the previous quarter. During the fourth fiscal quarter, the company received $6.75 million in an escrow payment from the sale of its DSL business.

Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	2
Financial Performance and Business Perspective
     “For the fourth fiscal quarter, the Conexant team again delivered performance that met or exceeded our expectations on all key financial metrics,” said Scott Mercer, Conexant’s chairman and chief executive officer. “Fourth fiscal quarter revenues of $56.3 million and core gross margin of 60.7 percent were in line with what we anticipated, and core operating expenses of $23.8 million were less than the $24 million to $25 million we expected. Core operating income of $10.4 million exceeded the high end of our expectations and represented 18.5 percent of revenues. Core net income was $4.4 million, or $0.05 per share, compared to expectations of $0.04 to $0.05 per share.
     “During fiscal year 2010, we resolved our capital-structure issues with successful debt and equity offerings,” Mercer said. “We are now focused on capturing market share with existing products and delivering new solutions for imaging, audio, embedded modem, and video surveillance applications. In the fourth fiscal quarter our imaging and audio businesses, where we have focused the majority of our investments, accounted for 63 percent of revenues, a company record.”
Business Outlook for the First Quarter of Fiscal 2011
     “While we expect our initiatives in imaging, embedded audio, and video surveillance to continue delivering growth over time, we anticipate that our first fiscal quarter revenues will be impacted by a number of factors,” Mercer said. “These factors include temporary inventory increases at several significant customers, a continuing decline in our legacy businesses, and weaker-than-expected demand in some of the consumer markets we serve.”
     Conexant expects revenues for the first quarter of fiscal 2011 to be $45 million to $47 million. Core gross margins are expected to be 59 percent to 60 percent of revenues. The company anticipates that core operating expenses will be approximately $24 million. As a result, the company expects that first fiscal quarter core operating income will be $3.0 million to $3.7 million, with a core net loss of $0.03 to $0.04 per share based on approximately 82 million shares outstanding.
Conference Call Today
     Financial analysts, members of the media, and the public are invited to participate in a conference call that will take place today at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). Conexant senior management

Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	3
will discuss fourth quarter fiscal 2010 financial results and the company’s outlook. To listen to the conference call via telephone, dial (866) 650-4882 (in the U.S. and Canada) or (706) 679-7338 (from other international locations); participant pass code: Conexant; Conference ID number: 16690377.
     To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at http://ir.conexant.com. Shortly after the call concludes, a playback of the call will be accessible on Conexant’s Web site at www.conexant.com or by calling (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (other international locations); conference ID: 16690377.
About Conexant
     Conexant’s portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
Safe Harbor
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our narrower, less diversified and more focused portfolio of products as a result of our recent restructuring activities; the risks of doing business internationally; the highly cyclical nature of the semiconductor industry, which is subject to significant downturns that may negatively impact our business, financial condition, cash flow, and results of operations; our limited visibility into customer demand and our ability to accurately forecast future demand for our products; the intense competition we face in the markets we operate in; the cyclical nature of the markets addressed by our products and our customers’ products; volatility in the technology sector and the semiconductor industry; the loss of a key customer or a significant reduction in or cancellation of purchases by any key customers; the timing of our new product introductions and our product quality; demand for and market acceptance of our new and existing products; the risk that our research and development expenditures might not lead us to achieve anticipated sales volume for new products; our ability to anticipate trends and develop products for which there will be market demand; product obsolescence; changes in our product mix; pricing pressures and other competitive factors; our ability to timely develop and implement new technologies and to obtain protection for the related intellectual property; our successful development of competitive new products; future impairment of our goodwill and intangible assets; the financial risks of default by tenants and subtenants in the space we own or lease; the ability of our customers to manage inventory; the availability of manufacturing capacity; the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology, and the demands it may place on the time and attention of our management and the expense it may place on our company; our history of substantial GAAP losses; our ability to use our substantial net operating losses to offset future taxable income; general economic and political conditions and conditions in the markets we address; as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	4
CONEXANT SYSTEMS, INC.
GAAP Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2010	2010	2009	2010	2009

Net revenues	$56,315	$60,730	$56,155	$240,726	$208,427
Cost of goods sold	22,221	23,645	22,265	94,157	86,674

Gross margin	34,094	37,085	33,890	146,569	121,753
Operating expenses:
Research and development	13,831	14,569	12,568	55,745	51,351
Selling, general and administrative	11,519	11,647	13,001	48,249	62,740
Amortization of intangible assets	284	285	429	1,249	2,976
Gain on sale of intellectual property	—	—	—	—	(12,858)
Asset impairments	—	—	5,629	—	5,672
Special (credits) charges (Note 1)	(22)	723	5,373	837	18,983

Total operating expenses	25,612	27,224	37,000	106,080	128,864

Operating income (loss)	8,482	9,861	(3,110)	40,489	(7,111)
Interest expense (Note 2)	5,635	7,159	8,985	30,072	34,693
Other (income) expense, net	(6,744)	9,248	(1,570)	(12,455)	(5,025)

Income (loss) from continuing operations before income taxes and income (loss) on equity method investments	9,591	(6,546)	(10,525)	22,872	(36,779)
Income tax provision	144	322	52	567	871

Income (loss) from continuing operations before income (loss) on equity method investments	9,447	(6,868)	(10,577)	22,305	(37,650)
Income (loss) on equity method investments	309	(130)	(641)	(66)	(2,807)

Income (loss) from continuing operations	9,756	(6,998)	(11,218)	22,239	(40,457)
Gain on sale of discontinued operations, net of tax	—	—	39,170	—	39,170
Loss from discontinued operations, net of tax	(1,282)	(455)	(7,967)	(2,005)	(17,521)

Net income (loss)	$8,474	$(7,453)	$19,985	$20,234	$(18,808)

Income (loss) per share from continuing operations — basic	$0.12	$(0.09)	$(0.22)	$0.31	$(0.81)

Income (loss) per share from continuing operations — diluted	$0.12	$(0.09)	$(0.22)	$0.30	$(0.81)

Gain per share from sale of discontinued operations — basic and diluted	$0.00	$0.00	$0.78	$0.00	$0.78

Loss per share from discontinued operations — basic and diluted	$(0.02)	$0.00	$(0.16)	$(0.03)	$(0.35)

Net income (loss) per share — basic	$0.10	$(0.09)	$0.40	$0.28	$(0.38)

Net income (loss) per share — diluted	$0.10	$(0.09)	$0.40	$0.27	$(0.38)

Shares used in basic per-share computations	81,252	81,200	50,146	72,903	49,856

Shares used in diluted per-share computations	82,240	81,200	50,146	73,708	49,856

Note 1	— Special (credits) charges consist primarily of restructuring charges. Special charges in the twelve fiscal months ended October 2, 2009 also include a $3.25 million charge related to a legal settlement.

Note 2	— Effective October 3, 2009 we adopted FSP APB 14-1, which changed the method of accounting for our convertible notes. In addition, as required, we revised our previously reported financial statements to retrospectively apply this change in accounting to prior periods. Under this new method of accounting, the debt and equity components of our convertible notes are bifurcated and accounted for separately. The equity components of our convertible notes are included in Stockholders’ equity in our Condensed Consolidated Balance Sheets with a corresponding reduction in the carrying values of our convertible notes as of the date of issuance or modification, as applicable. The reduced carrying values of our convertible notes are being accreted back to their principal amounts through the recognition of non-cash interest expense. This results in recognizing interest expense on these borrowings at effective rates approximating what we would have incurred had we issued nonconvertible debt with otherwise similar terms. In connection with applying this new accounting to current and prior periods, we recorded $0.1 million, $0.5 million and $3.5 million of additional non-cash interest expense in the fiscal quarters ended October 1, 2010, July 2, 2010, and October 2, 2009, respectively, and $7.2 million and $13.5 million in the twelve fiscal months ended October 1, 2010 and October 2, 2009, respectively.

Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	5
CONEXANT SYSTEMS, INC.
Reconciliation of GAAP Financial Measures to Non-GAAP Core Financial Measures
(unaudited, in thousands, except per share amounts)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2010	2010	2009	2010	2009

GAAP and Core net revenues	$56,315	$60,730	$56,155	$240,726	$208,427

GAAP cost of goods sold	$22,221	$23,645	$22,265	$94,157	$86,674
Stock-based compensation (a)	(71)	(73)	(51)	(298)	(247)
Other (f)	(19)	—	145	(245)	(466)

Non-GAAP Core cost of goods sold	$22,131	$23,572	$22,359	$93,614	$85,961

GAAP gross margin	$34,094	$37,085	$33,890	$146,569	$121,753
Gross margin adjustments (a,f)	90	73	(94)	543	713

Non-GAAP Core gross margin	$34,184	$37,158	$33,796	$147,112	$122,466

GAAP operating expenses	$25,612	$27,224	$37,000	$106,080	$128,864
Stock-based compensation (a)	(1,554)	(1,630)	(449)	(6,382)	(4,605)
Amortization of intangible assets (b)	(284)	(285)	(429)	(1,249)	(2,976)
Gain on sale of intellectual property (c)	—	—	—	—	12,858
Asset Impairments (d)	—	—	(5,629)	—	(5,672)
Special credits (charges) (e)	22	(723)	(5,466)	(837)	(18,591)

Non-GAAP Core operating expenses	$23,796	$24,586	$25,027	$97,612	$109,878

GAAP operating income (loss)	$8,482	$9,861	$(3,110)	$40,489	$(7,111)
Gross margin adjustments (a,f)	90	73	(94)	543	713
Operating expense adjustments (a-e)	1,816	2,638	11,973	8,468	18,986

Non-GAAP Core operating income	$10,388	$12,572	$8,769	$49,500	$12,588

GAAP interest expense	$5,635	$7,159	$8,985	$30,072	$34,693
Debt discount and debt issuance cost expense (g)	(137)	(531)	(3,471)	(7,183)	(13,545)
Interest expense adjustments (h)	—	(541)	(380)	(3,474)	(380)

Non-GAAP Core interest expense	$5,498	$6,087	$5,134	$19,415	$20,768

GAAP other (income) expense, net	$(6,744)	$9,248	$(1,570)	$(12,455)	$(5,025)
Unrealized gains (losses) on Mindspeed warrant (i)	4,279	(6,848)	2,746	15,632	4,508
Gains on sales of marketable securities (j)	3,143	5,177	—	16,054	1,855
Loss on impairment of investments (k)	—	—	—	—	(2,770)
Losses on repurchase and exchange of debt (l)	(2)	(7,976)	—	(18,583)	—
Loss on termination of swap (m)	—	—	(1,087)	—	(1,087)
Recognized cumulative translation adjustments (n)	(363)	—	—	(363)	—

Non-GAAP Core other expense (income)	$313	$(399)	$89	$285	$(2,519)

GAAP income (loss) from continuing operations	$9,756	$(6,998)	$(11,218)	$22,239	$(40,457)
Gross margin adjustments (a,f)	90	73	(94)	543	713
Operating expense adjustments (a-e)	1,816	2,638	11,973	8,468	18,986
(Income) loss on equity method investments (o)	(309)	130	641	66	2,807
Other (income) expense adjustments (i-n)	(7,057)	9,647	(1,659)	(12,740)	(2,506)
Interest expense adjustments (g-h)	137	1,072	3,851	10,657	13,925

Non-GAAP Core income (loss) from continuing operations	$4,433	$6,562	$3,494	$29,233	$(6,532)

Basic and Diluted income (loss) per share from continuing operations:
GAAP basic	$0.12	$(0.09)	$(0.22)	$0.31	$(0.81)

GAAP diluted	$0.12	$(0.09)	$(0.22)	$0.30	$(0.81)

Non-GAAP basic	$0.05	$0.08	$0.07	$0.40	$(0.13)

Non-GAAP diluted	$0.05	$0.08	$0.07	$0.40	$(0.13)

Shares used in basic and diluted per-share computations:
Basic	81,252	81,200	50,146	72,903	49,856

Diluted	82,240	82,339	50,283	73,708	49,856

See “GAAP to Non-GAAP Core Adjustments” below

Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	6
CONEXANT SYSTEMS, INC.
GAAP to Non-GAAP Core Adjustments:

(a)	Stock-based compensation expense is based on the fair value of all stock options and employee stock purchase plan shares in accordance with SFAS No. 123(R).

(b)	Amortization of intangible assets resulting from business combinations.

(c)	Gain on sale of intellectual property which is not part of our core, on-going operations.

(d)	Asset impairments in the fiscal quarter and twelve fiscal months ended October 2, 2009 consist primarily of $5.0 million for impairment of a patent license with Freescale.

(e)	Special credits (charges) consist primarily of restructuring charges. Special charges in the twelve fiscal months ended October 2, 2009 also include a $3.25 million charge related to a legal settlement.

(f)	Represents primarily environmental remediation charges. The twelve fiscal months ended October 2, 2009 also includes charges to inventory acquired through the purchase of the “SigmaTel” multifunction printer imaging product lines.

(g)	Consists of non-cash interest expense resulting from the amortization of debt discount and debt issuance costs of $0.1 million, $0.5 million and $3.5 million in the fiscal quarters ended October 1, 2010, July 2, 2010, and October 2, 2009, respectively, and $7.2 million and $13.5 million in the twelve fiscal months ended October 1, 2010 and October 2, 2009, respectively.

(h)	Other interest expense which is not part of our on-going operations. For the fiscal quarter ended July 2, 2010, the adjustment consists of $0.5 million of accelerated amortization of debt issuance costs related to the extinguishment of $116.5 million of convertible subordinated notes. For the fiscal quarter and twelve fiscal months ended October 2, 2009, the adjustment consists of $0.4 million of accelerated amortization of debt issuance costs related to the extinguishment of $80 million of floating rate senior secured notes. For the twelve fiscal months ended October 1, 2010 the adjustment consists of $1.2 million of accelerated amortization of debt issuance costs related to the extinguishment of $238.8 million of convertible subordinated notes, $0.6 million of accelerated amortization of debt issuance costs related to the extinguishment of $61.4 million of floating rate senior notes and $1.7 million expense from the termination of our interest rate swap.

(i)	Unrealized gains (losses) associated with the change in the fair value of our warrant to purchase 6.1 million shares of Mindspeed Technologies, Inc. common stock, which is accounted for as a derivative instrument.

(j)	Net gains on sale of marketable debt and equity securities.

(k)	Losses from other than temporary impairment of marketable securities and cost based investments.

(l)	The loss in the fiscal quarter ended July 2, 2010 consists of the loss incurred on extinguishment of $116.5 million of convertible subordinated notes. The loss in the twelve fiscal months ended October 1, 2010 consists of a $18.0 million net loss incurred on extinguishment of $238.8 million of convertible subordinated notes and a $0.6 million loss on extinguishment of $61.4 million of floating rate senior secured notes.

(m)	Loss incurred upon termination of our interest rate swap in connection with repurchase of $80.0 million of floating rate senior notes.

(n)	Recognized cumulative translation adjustments upon liquidation of foreign subsidiaries.

(o)	Loss (income) on equity method investments.
Non-GAAP Financial Measures:
We have presented non-GAAP cost of goods sold, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP interest expense, non-GAAP other expense (income), non-GAAP income (loss) from continuing operations and non-GAAP basic and diluted income (loss) per share from continuing operations, on a basis consistent with our historical presentation to assist investors in understanding our core results of operations on an on-going basis. These non-GAAP financial measures also enhance comparisons of our core results of operations with historical periods. We are providing these non-GAAP financial measures to investors to enable them to perform additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow our company. Management believes that these are important measures in the evaluation of our results of operations. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by us may be different than non-GAAP financial measures presented by other companies.
GAAP Guidance:
We do not present GAAP guidance due to our inability to project (i) future market prices of the common stock of a third party underlying a derivative financial instrument, (ii) realized gains or losses from the sale of equity securities in third parties, and (iii) the financial results of investments accounted for using the equity method of accounting.

Conexant Delivers on Guidance for Fourth Quarter of Fiscal 2010	7
CONEXANT SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	October 1,	October 2,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$54,466	$125,385
Marketable securities	20,059	—
Restricted cash	—	8,500
Receivables, net	31,463	30,110
Inventories, net	8,747	9,216
Other current assets	14,690	26,148
Current assets held for sale	13,059	—

Total current assets	142,484	199,359
Property, plant and equipment, net	6,080	15,299
Goodwill	109,908	109,908
Other assets	47,372	25,635

Total assets	$305,844	$350,201

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$61,400
Short-term debt, net of debt discount of $240 and $0	10,978	28,653
Accounts payable	12,516	24,553
Accrued compensation and benefits	7,682	8,728
Other current liabilities	31,836	33,978

Total current liabilities	63,012	157,312
Long-term debt, net of debt discount of $1,457 and $21,422 (Note 2)	173,543	228,578
Other liabilities	57,197	62,089

Total liabilities	293,752	447,979

Shareholders’ equity (deficit)	12,092	(97,778)

Total liabilities and shareholders’ equity	$305,844	$350,201

Selected Other Data
(unaudited, in thousands)

	Fiscal Quarter Ended			Twelve Fiscal Months Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2010	2010	2009	2010	2009
Revenues By Region:
Americas	$4,313	$6,491	$2,011	$19,030	$9,084
Asia-Pacific	51,578	53,579	53,693	218,909	196,536
Europe, Middle East and Africa.	424	660	451	2,787	2,807

	$56,315	$60,730	$56,155	$240,726	$208,427

Cash Flow Data:
Depreciation of PP&E	$763	$740	$1,603	$3,409	$8,198
Capital expenditures	$1,205	$311	$131	$2,041	$686
Cash (used in) provided by operating activities	$(979)	$(4,939)	$7,794	$5,301	$8,476